Exhibit 99.1

NeuroMetrix Reports Q1 2021 Financial Results

WOBURN, Mass., April 22, 2021 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported financial and business highlights for the quarter ended March 31, 2021. The Company is a leader in proprietary non-invasive medical devices for the diagnosis and treatment of pain and neurological disorders.

Q1 2021 Highlights:

•Revenue of $2.2 million improved 19% sequentially from $1.8 million in Q4 2020. Q1 2021 revenue was approximately level with Q1 2020. Gross margin on revenue was $1.6 million or 73.3%, an improvement of 190 basis points over 71.4% in Q1 2020.

•Net loss for the quarter was $60 thousand in comparison to a net loss of $657 thousand in Q1 2020.

•DPNCheck® posted sequential and year-on-year revenue growth. The domestic Medicare Advantage business was the primary contributor to DPNCheck revenue during the quarter.

•The Company's new DPNCheck enterprise reporting software was launched during the quarter and is now being deployed to Medicare Advantage customers.

•The Quell® direct to consumer business delivered positive operating margins.

•The Company continued development of its investigational device, based on Quell technology, for treating fibromyalgia symptoms and anticipates a regulatory filing in early 2022.

•Two U.S. utility patents issued during the quarter, as the Company continued to build its intellectual property portfolio.

"This past quarter demonstrated our continued progress towards profitability and reduced cash usage,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “Although we still have work to do on this front, we are now increasingly focusing on driving short and long term revenue growth. We have a number of impactful product development efforts in both the DPNCheck and Quell business lines. We may start seeing the benefits of these initiatives late this year.”

Financials:

Q1 2021 revenue of $2.2 million was level with Q1 2020 and contributed a gross margin rate of 73.3%. This was up by 190 basis points over the prior year quarter. Operating expenses of $1.6 million represented a decline of 26% from $2.2 million in Q1 2020. Non-cash adjustments to accrued technology fees and idle facility costs accounted for a net reduction of $263 thousand within operating expenses. The Q1 2021 net loss of $60 thousand, or $0.02 per share, compares favorably with the net loss of $657 thousand, or $0.45 per share, in Q1 2020.

Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00 a.m. Eastern today, April 22, 2021. The call may be accessed in the United States at 844-787-0799, international at 661-378-9630 using confirmation code 9554608. A replay will be available starting two hours after the call at 855-859-2056 United States and 404-537-3406 international using confirmation code 9554608. It will remain available for one week. The call will also be webcast and accessible at www.NeuroMetrix.com under "Investor Relations".

About NeuroMetrix

NeuroMetrix is an innovation-driven company focused on the development and global commercialization of non-invasive medical devices for the diagnosis and treatment of pain and neurological disorders.  The Company has three commercial products.  DPNCheck® is a diagnostic device that provides rapid, point-of-care detection of peripheral neuropathies. ADVANCE® is a diagnostic device that provides automated, in-office nerve conduction studies for the evaluation of focal neuropathies.  Quell® is a wearable neurostimulation device indicated for symptomatic relief of lower extremity chronic pain that is available over-the-counter.  For more information, visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on all aspects of the Company’s business, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended March 31,
	2021	2020

Revenues	$2,155,472	$2,172,036

Cost of revenues	576,289	620,190

Gross profit	1,579,183	1,551,846

Operating expenses:
Research and development	233,277	533,620
Sales and marketing	393,825	424,349
General and administrative	1,012,276	1,251,746

Total operating expenses	1,639,378	2,209,715

Loss from operations	(60,195)	(657,869)

Other income	412	498

Net loss	$(59,783)	$(657,371)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	March 31, 2021	December 31, 2020

Cash and cash equivalents	$5,145,167	$5,226,213
Other current assets	1,820,236	1,863,653
Noncurrent assets	755,469	904,709
Total assets	$7,720,872	$7,994,575

Current liabilities	$2,087,993	$2,285,390
Lease obligation, net of current portion	371,827	461,410
Stockholders’ equity	5,261,052	5,247,775
Total liabilities and stockholders’ equity	$7,720,872	$7,994,575

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